                                                                   EXHIBIT 99(p)

                        CERTIFICATE OF SOLE STOCKHOLDER


     Fund Asset Management, L.P. ("FAM"), the holder of 6,667 common shares of beneficial interest, par value $0.10 per share, of MuniHoldings Florida Insured Fund (the "Fund"), a Massachusetts business trust, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems (by tender offer or otherwise) any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount on unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased and outstanding at the time of redemption. FAM further agrees that in the event such shares are sold or otherwise transferred to any other party, that prior to such sale or transfer FAM will obtain on behalf of the Fund an agreement from such other party to comply with the foregoing as to the reduction of redemption proceeds and to obtain a similar agreement from any transferee of such party.

                                        FUND ASSET MANAGEMENT, L.P.

                                    By: /s/ Gerald M. Richard
                                        ___________________________
                                        Gerald M. Richard
                                        Senior Vice President

Dated:    September 22, 1997